Exhibit 2.2
FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is dated as of August 19, 2005, by and among VioQuest Pharmaceuticals, Inc., a Minnesota corporation (“Parent”), Greenwich Therapeutics, Inc., a Delaware corporation (“Greenwich”), and VQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“VQ Merger Sub”).

W I T N E S S E T H

WHEREAS, on July 1, 2005, the parties hereto executed that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which VQ Merger Sub would merge with and into Greenwich and all of the outstanding shares of Greenwich would be exchanged for shares of Parent;

WHEREAS, Section 7.1(b) of the Merger Agreement provides that either party may terminate the Merger Agreement in the event that the Merger shall not have been consummated by August 31, 2005, which date is defined in the Merger Agreement as the “Outside Date;” and

WHEREAS, the parties hereto wish to amend the Merger Agreement in order to provide that the Outside Date shall be extended until October 31, 2005.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Amendment of Definition of “Outside Date.” Notwithstanding anything to the contrary contained in the Merger Agreement, the term “Outside Date” as used in the Merger Agreement (as hereby amended) shall mean October 31, 2005.

2.  Counterpart Execution. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

3.  Ratification of Merger Agreement. Except as expressly modified or amended by the provisions of Section 1 hereof, all other terms and conditions of the Merger Agreement, including all exhibits and schedules thereto, shall remain in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on the date first written above by their respective officers.

VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Daniel E. Greenleaf
Daniel E. Greenleaf
President and Chief Executive Officer

GREENWICH THERAPEUTICS, INC.

By:	/s/ J. Jay Lobell
J. Jay Lobell
President

VQ ACQUISITION CORP.

By:	/s/ Daniel E. Greenleaf
Daniel E. Greenleaf
President